Exhibit 10.15 - Employee Agreement (April 11 2007)  David Shore CFO

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as “the Employment Agreement” or “this Employment Agreement”) is made as of the 11th day of April 2007 (the “Effective Date”).

BETWEEN:

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC., a company incorporated under the laws of the Province of British Columbia having a business office at Suite 100 - 1255 West Pender Street, Vancouver, British Columbia, V6E 2V1

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

David Shore

38 Maimonides Court

Thornhill, ON

L4J 4X7

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS:

A.

The Company is a reporting issuer in the Province of British Columbia, the securities of which are listed for trading on the TSX Venture Exchange (“TSX Venture”);

B.

The Company carries on a business consisting principally of the development of internet related software products primarily for multi-player gaming (the “Company’s Business”);

AND,

C.

The Company wishes to retain the Employee to perform certain duties and services and the Employee has agreed to be so retained in accordance with the terms, conditions and covenants of this Employment Agreement;

NOW THEREFORE THIS EMPLOYMENT AGREEMENT WITNESSETH that, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I – APPOINTMENT AND SERVICES OF THE EMPLOYEE

1.1

Appointment

The Company hereby agrees to retain the services of the Employee from the Effective Date of this Agreement for an indefinite duration and for the benefit of the Company herein set forth, and the Employee agrees to be so retained, on and subject to the terms and conditions herein set forth.

1.2

Scope of Duties

The Employee shall have the title of Chief Financial Officer of the Company, with all the responsibilities as are customarily undertaken by a Chief Financial Officer of any corporation.

LVH_ David Shore

Employment Agreement

April 11, 2007

1.3

Insurance and Indemnity

In the event that the Company acquires a directors and officers’ insurance policy then the Employee shall be included in such insurance policy.  In the event that the Company does not procure directors' and officers' insurance, the Company shall indemnify the Employee subject to the terms and conditions set out in the attached Indemnity Agreement (Schedule “A”).

1.4

Location

The Employee shall provide his services from the Company’s Toronto office, which the Employee will assist the Company to establish, subject to the approval of the President of the Company.  Until the Toronto office is operational, the Employee will operate from his home office.  In the event that the Employee agrees to provide his services, on a temporary basis, (the “Temporary Assignment”) from the offices of the Company’s subsidiaries, the Company shall pay for all reasonable travel, transportation and accommodation expenses related to the Temporary Assignment. Absent the express agreement of the Employee, the Company shall not require the Employee to work either temporarily or permanently in any location other than in the greater Toronto area.  In the event that the Company requires the Employee to relocate, the Employee shall be at liberty to treat that requirement as a termination without cause and will be entitled to the compensation set out Article 4.4 of this Employment Agreement, as applicable.

1.5

Corporate Policy and Instructions

The Employee covenants with the Company that he will act in accordance with any policy of and carry out all reasonable and lawful instructions of the President of the Company.  The Employee acknowledges that such policies and instructions may limit, restrict or remove any power or discretion, which might otherwise have been exercised by the Employee.  The Employee shall keep the Company informed as to all material matters concerning the operation of the Company’s Toronto office.

1.6

Provision of Services

The Employee shall devote his full time to the Company and to subsidiaries or affiliates of the Company.  For greater certainty it is agreed and acknowledged that while the Employee is employed by the Company he shall not without the express written consent of either the Chairman or President of the Company provide under any circumstances whatsoever, any remunerated services to any person, firm, partnership or corporation, or become involved in any capacity whatsoever, directly or indirectly, with any firm or person or corporation or partnership other than the Company and its subsidiaries or affiliates.  For further clarity, this clause will not prevent the employee from participating in any charitable and/or not-for-profit activities so long as the employee does so solely in his personal capacity, as long as it does not affect or interfere with the business of the Company and does not hold himself out as a representative of the Company unless expressly authorized to do so by either the Chairman or the President of the Company.

1.7

Conduct

At all times during his employment with the Company, the Employee shall provide his services in a faithful, honest and diligent manner.  The Employee shall use his best efforts to promote the business interests of the Company and shall not use any confidential information he may acquire with respect to the business and affairs of the Company or its subsidiaries or affiliates for his benefit or for any purposes other than those of the Company or affiliates or subsidiaries of the Company.  For greater certainty, the Employee shall exercise the utmost degree of integrity, good faith, expertise, care, diligence and ability in the fulfillment of his duties and responsibilities.

1.8

End-User

The Employee covenants that he will not be an end-user of the gaming software developed or licensed or acquired by the Company or its subsidiaries or its affiliates and will not knowingly permit or encourage any member of his family to be an end-user of the gaming software developed or licensed by them or any of them.  The Employee will not participate in any arrangement whereby he stands to benefit whether directly or indirectly, from the activities of any other end-user.

LVH David Shore

Employment Agreement

April 11, 2007

1.9

Gifts from Third Parties to the Employee

At all times during the Employee’s employment with the Company, the Employee shall not receive gifts exceeding the total value of Cdn $100 (One Hundred Canadian Dollars) from Affiliates, Licensees, Customers, Suppliers, Consultants and/or Contractors of the Company and its Subsidiaries without receiving the prior written approval of either the Chairman or the President of the Company.

ARTICLE II – REMUNERATION OF THE EMPLOYEE

2.1

Employee’s Monthly Salary

In consideration for the services of the Employee to be rendered pursuant to this Employment Agreement, the Company shall pay to the Employee a salary of Cdn $15,000 per month payable on a semi monthly basis (the “Employee’s Monthly Salary”). The Company shall review the Employee’s Monthly Salary with the Employee annually.

2.2

Eligibility for Bonus

The Employee may be eligible for bonus compensation payable at the sole discretion of the Company.

2.3

Initial Grant of Stock Options

On the Effective Date the Company shall, subject to the approval and conditions of the TSX Venture, enter into an Employee Incentive Share Purchase Option Agreement with the Employee with a term of 3 years whereby the Employee shall be entitled to acquire 800,000 (eight hundred thousand) common shares in the capital of the Company which shall be vested over a period of 18 months (the “Initial Grant”) on the following schedule:

200,000:

 vest immediately on the Effective Date

200,000: vest on the day that is six months after the Effective Date

200,000:

 vest on the day that is 12 months after the Effective Date

200,000:

 vest on the day that is 18 months after the Effective Date

The Company may, at its sole discretion make subsequent grants of stock options to the Employee beyond those set out in Article 2.3 of this Employment Agreement (“Subsequent Grants”).

2.4

Annual Vacation

The Employee shall be entitled to 4 (four) weeks, paid vacation per year. In addition to the four weeks paid vacation, the employee may take all Jewish holidays without any reduction in pay.  The scheduling of the Employee’s four weeks of vacation shall be fixed by mutual agreement between the Employee and the Company.

2.5

Extended Health & Dental Plan

As soon as reasonably possible after the Effective Date, the Employee shall be entitled to join the Company’s Extended Health and Dental Plan.

2.6

Reimbursement of Expenses

The Company shall reimburse the Employee for reasonable expenses incurred by the employee in connection with the performance of his duties upon provision by the Employee of proof of payment of same. Any amount over $2000 needs the prior written approval authority of the President.

LVH David Shore

Employment Agreement

April 11, 2007

ARTICLE III – CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

The Employee understands and agrees that the restrictions and covenants contained in this Article of this Employment Agreement shall each be construed as independent of any other portion of this Employment Agreement.

3.1

Confidential Information

The Employee acknowledges that he will acquire information (the “Information”) about certain matters which are confidential to the Company. The Information is the exclusive property of the Company, including, but not limited to, the following:

(a)

names, contact information, buying habits and preferences of clients (including but not limited to licensees) of the Company;

(b)

pricing and sales policies;

(c)

trade secrets, know how, research, manuals, software, developments, computer programs, inventions, processes, formulas, algorithms, technology, designs, drawings, patents, engineering, hardware configuration;

(d)

product plans, products, services;

(e)

unpublished financial information; and

(f)

marketing plans, sales forecasts and business plans.

The Employee acknowledges that the Information could be used to the detriment of the Company and that disclosure of the Information could cause irreparable harm to the Company. Accordingly, the Employee undertakes to treat confidentially all the Information and not to disclose it to any third party or to use it for any purpose either during his employment (except as may be necessary in the proper discharge of his duties) or after termination of his employment for any reason, except with the express written permission of the Company or where the Information has otherwise become public through no action, direct or indirect, on the part of the Employee.

All materials in any way relating to the Information or to the Company’s business produced by the Employee or coming into his possession by or through his employment, shall belong exclusively to the Company and the Employee agrees to turn over to the Company all copies of any such materials in the Employee’s possession or under his control, forthwith, at the request of the Company or, in the absence of a request, upon termination of his employment with the Company.

For greater certainty, “Confidential Information” means any information of the Company and of its subsidiaries, affiliates and associates (collectively referred to as “Related Organizations”), including but not limited to data, trade secrets, know-how, research, manuals, product plans, products, services, customer lists (including, but not limited to, licensees), software, developments, computer programs, inventions, processes, formulas, algorithms, technology, designs, drawings, patents, engineering, hardware configuration, information, business opportunities, marketing, sales plans, financial or other business information related in any way to the business of the Related Organizations.

3.2

Non Competition

The Employee acknowledges and agrees that he will gain knowledge of the business and affairs of the Company including the Information and/or will gain knowledge of and a close working relationship with the Company’s clients, either of which would injure the Company if made available to a competitor or used for competitive purposes.

LVH David Shore

Employment Agreement

April 11, 2007

The Employee agrees with and for the benefit of the Company that for a period of six (6) months from the date of termination of the Employee’s employment, whether such termination is occasioned by him, by the Company for cause, or by mutual agreement, the Employee will not without the express written consent of the Chairman or President of the Company, such consent not to be unreasonably withheld, in the province of Ontario, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder (other than shares regularly traded in a recognized market), officer, director, or as a sales representative for any person, firm, association, organization, syndicate, company or corporation, or in any manner whatsoever, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed in a business which is the same as, or competitive with, the Company’s Business.

The Employee agrees with and for the benefit of the Company that for a period of 12 (twelve) months from the date of termination of the Employee’s employment, whether such termination is occasioned by the Employee, by the Company for cause, or by mutual agreement, the Employee will not without the express written consent of either the Chairman or the President of the Company, such consent not to be unreasonably withheld, for any reason whatsoever, directly or indirectly, solicit any of the Company’s clients or customers with whom he dealt directly while employed by the Company, wherever situated.

3.3

Non Solicitation of Company’s Employees

The Employee further agrees that during his employment pursuant to this Employment Agreement and for a period of twelve (12) months following termination of his employment, whether such termination is occasioned by the Employee, by the Company for cause, or by mutual agreement, the Employee will not directly or indirectly hire or take away or cause to be hired or taken away any employee of the Company for the purposes of employment in any business related to or competitive with the Company’s business.

ARTICLE IV – TERM AND TERMINATION

4.1

Term

The Employee’s employment shall be of indefinite duration.

4.2

Probation Period

The Company may terminate this Employment Agreement at any time during the first 90 (ninety) days from the Effective Date (the “Probation Period”) for any reason by giving the Employee 2 (two) weeks’ written notice of termination or pay in lieu thereof.

4.3

Termination for Cause

The Company may terminate this Employment Agreement at any time and without giving any notice or compensation in lieu for cause including for lack of performance of his duties or if the Employee commits fraud, willful neglect of duty, disobedience or willful misconduct in the discharge of his duties hereunder or if the Employee has committed a breach of any of the terms of this Employment Agreement.

4.4

Compensation of the Employee on Termination Without Cause

The Company may terminate this Employment Agreement at its sole discretion, and for any reason whatsoever upon providing the Employee with notice of termination or pay in lieu thereof in accordance with the following:

(a)

if that termination should occur after the Probation Period but before twelve months from the Effective Date, the Employee shall be entitled to immediately receive as his full and sole compensation in discharge of obligations of the Company to the Employee under this Employment Agreement, the following:

I.

all sums due or payable under this Employment Agreement to the date of termination;

II.

compensation equal to four (4) months of the Employee’s Monthly Salary;

III.

pay out of all accrued vacation on a pro-rated basis; and,

LVH David Shore

Employment Agreement

April 11, 2007

IV.

continued eligibility for all benefits set out in Article 2.5 of this Employment agreement for four months.

(b)

if that termination should occur on the date that is twelve months from the Effective Date or any date thereafter, the Employee shall be entitled to immediately receive the following:

I.

all sums due or payable under this Employment Agreement to the date of termination, including any bonus eligibility, if any, which will have accrued to the Employee pursuant to Article 2.2 of this Employment Agreement;

II.

compensation equal to not less than six (6) months total compensation, taking into account the Employee’s Monthly Salary and bonus eligibility, if any;

III.

pay out of all accrued vacation on a pro-rated basis; and

IV.

continued eligibility for all benefits set out in Article 2.5 of this Employment Agreement for not less than six months.

The Employee understands and agrees that the notice periods under Article 4.4 shall continue to apply at any time in the future regardless of what position the Employee may occupy at the time the notice of termination or pay in lieu thereof is given.

The parties understand and agree that the payment made pursuant to Article 4.4 shall be in full satisfaction of all amounts required for notice of termination and any other payments required by the applicable Employments Standards legislation as amended from time to time. If, however, such payment under this Agreement is less than the employee's entitlement under the applicable Employement Standards legislation, as amended from time to time, the employee shall receive the amount payable under the applicable Employment Standards legislation instead of payment under this Agreement.

4.5

Delivery of Property

Upon termination of the Employee’s employment for any reason, the Employee agrees to immediately deliver to the Company without any exceptions whatsoever all property of the Company over which the Employee has possession or control.

ARTICLE V – GENERAL CONTRACT PROVISION

5.1

General Obligations

Without limiting the generality of the foregoing, during the Employee’s employment with the Company, the Employee shall not act in any manner contrary to the terms of this Employment Agreement, or contrary to the best interests of the Company and of the Company’s subsidiaries, affiliates and associates.

5.2

Representation and Warranty of Employee

The Employee represents and warrants that the Employee is under no obligation to any former employer or any other person which is in any way inconsistent with this Employment Agreement or which imposes any restriction on the Employee’s activities with the Company.  Furthermore, the Employee understands that the Company does not want the Employee to use or disclose to the Company any confidential information, which the Employee has obtained from any previous employer.  The Employee agrees that the Company will be entitled to terminate this Employment Agreement without notice or further obligation if the Employee’s acceptance of employment with the Company is shown to be in contravention of any agreement, which the Employee has with, or any obligation that the Employee owes to, any previous employer.

5.3

Survivability

The obligations of the Employee set out in Article III of this Employment Agreement will, in accordance with their terms, survive the termination of the employee’s employment with the Company.

LVH David Shore

Employment Agreement

April 11, 2007

5.4

Severability

Each provision of this Employment Agreement is intended to be severable.  If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Employment Agreement and shall not affect the validity of the remainder of this Employment Agreement.

5.5

Waiver and Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party.  The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other and shall not be construed to waive or limit the need for such consent or approval in any other instance.

5.6

Governing Law

This Employment Agreement and all matters arising hereunder shall be construed and governed by the laws of the Province of British Colombia and each of the parties hereto irrevocably attorns to the sole and exclusive jurisdiction of the Courts of the Province of British Colombia.

5.7

Successors, Etc.

This Employment Agreement shall enure to the benefit of and be binding upon each of the parties and any successor corporation of the Company.

5.8

Assignment

This Employment Agreement is personal to the parties and may not be assigned by either of them unless, in the case of the Company, to its subsidiaries, affiliates or associates, with the employee’s written consent.

5.9

Entire Agreement and Modifications

This Employment Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, understandings and undertakings, whether oral or written, relative to the subject matter.  To be effective any modification of this Employment Agreement must be in writing and signed by the parties hereto.

5.10

Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, may be delivered by mail or facsimile transmission (with confirmed receipt) at the party’s address or fax number or e-mail transmission at the party’s e-mail address and such delivery shall be deemed effective and complete on the first business day after the date of receipt of facsimile or email transmission or, if mailed, upon the first to occur of actual receipt or 5 (five) business days after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Employee as follows:

To the Company:	To the Employee:
Las Vegas From Home.com Entertainment Inc Suite 100 - 1255 West Pender Street, Vancouver, B.C. V6E 2V1 Fax: (604) 681-9428	David Shore 38 Maimonides Court Thornhill, ON L4J 4X7
E-mail address: info@lvfh.com	dapshore@gmail.com

LVH David Shore

Employment Agreement

April 11, 2007

Or to such other address as may be specified in writing to the other party from time to time, but notice of a change of address shall be effective only upon the actual receipt of such notice.

5.11

Time of the Essence

Time shall be of the essence of this Employment Agreement and of every part hereof and no extension or variation of this Employment Agreement shall operate as a waiver of this provision.

5.12

Further Assurances

From time to time after the execution of this Employment Agreement, the parties will make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law as may be required to carry out the true intention and to give full force and effect to this Employment Agreement.

5.13

Counterparts

This Employment Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument.  The parties to this Employment Agreement shall be entitled to rely on delivery of a facsimile executed copy of this Employment Agreement and such facsimile executed copy of this Employment Agreement shall be legally effective to create a valid and binding agreement between the parties hereto.

IN WITNESS WHEREOF this Employment Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

THE CORPORATE SEAL OF LAS VEGAS

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FROM HOME.COM ENTERTAINMENT INC.

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was hereunder affixed in the presence of:

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c/s

SIGNED, SEALED and DELIVERED

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By David A. Shore in the presence of:

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Name of Witness

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David A. Shore

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Address of Witness

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Occupation of Witness

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Signature of Witness

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LVH David Shore

Employment Agreement

April 11, 2007